As filed with the Securities and Exchange Commission on July 1, 2003 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

MOLECULAR DEVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-2914362
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation)

_________________

1311 Orleans Drive
Sunnyvale, CA 94089
(Address of Principal Executive Offices, including Zip Code)
_________________

1995 STOCK OPTION PLAN
(Full title of the plan)
_________________

JOSEPH D. KEEGAN, PH.D.
President and Chief Executive Officer
Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089
(408)747-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

Copies to:

JAMES C. KITCH, ESQ.
SUZANNE SAWOCHKA HOOPER, ESQ.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000
_________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.001 per share	500,000 shares	$14.80	$7,400,000	$598.66

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of Common Stock which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act.  The offering price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq National Market on June 27, 2003, in accordance with Rule 457(c) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Molecular Devices Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

        (a) The Company’s latest Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 27, 2003.

        (b) The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2002 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2003.

        (c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003.

        (d) The Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003, filed with the SEC on May 16, 2003.

        (e) The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 1, 1995, including any amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws also provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents as set forth in the Delaware General Corporation Law.

        The Company’s Amended and Restated Certificate of Incorporation provides for elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for a breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of the law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        In addition, the Company has entered into indemnification agreements with its directors and officers, pursuant to which the Company has agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director or an officer. The Company has also purchased liability insurance policies covering certain of its directors and officers.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit Number		Description

4	.1(1)	Specimen Certificate of Common Stock of the Registrant
5.1		Opinion of Cooley Godward LLP
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24.1		Power of Attorney is contained on the signature pages
99.1		1995 Stock Option Plan, as amended

(1)	Incorporated by reference to the similarly described exhibit in the Company’s Registration Statement on Form S-1 (File No. 33-98926), as amended.

Item 9. Undertakings.

1.     The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on _____________, 2003.

MOLECULAR DEVICES CORPORATION

By: /s/ TIMOTHY A. HARKNESS

Timothy A. Harkness
Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Keegan, Ph.D. and Timothy A. Harkness, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH D. KEEGAN, PH.D		June 30, 2003
President, Chief Executive Officer and
Joseph D. Keegan, Ph.D	Director
(Principal Executive Officer)
/s/ TIMOTHY A. HARKNESS		June 30, 2003
Vice President, Finance and
Timothy A. Harkness	Chief Financial Officer
(Principal Financial and Accounting
Officer)
/s/ MOSHE H. ALAFI	Director	June 30, 2003

Moshe H. Alafi
/s/ DAVID L. ANDERSON	Director	June 30, 2003

David L. Anderson
/s/ A. BLAINE BOWMAN	Director	June 30, 2003

A. Blaine Bowman
/s/ PAUL GODDARD, PH.D	Director	June 30, 2003

Paul Goddard, Ph.D
/s/ ANDRE F. MARION	Director	June 30, 2003

Andre F. Marion
/s/ HARDEN M. MCCONNELL, PH.D	Director	June 30, 2003

Harden M. McConnell, Ph.D
/s/ J. ALLAN WAITZ, PH.D	Director	June 30, 2003

J. Allan Waitz, Ph.D

EXHIBIT INDEX

Exhibit Number		Description

4	.1(1)	Specimen Certificate of Common Stock of the Registrant
5.1		Opinion of Cooley Godward LLP
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24.1		Power of Attorney is contained on the signature pages
99.1		1995 Stock Option Plan, as amended

(1)	Incorporated by reference to the similarly described exhibit in the Company’s Registration Statement on Form S-1 (File No. 33-98926), as amended.